Exhibit 5

255 Fiserv Drive Brookfield, WI 53045 www.fiserv.com

May 31, 2019

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Re: Fiserv, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Chief Legal Officer and Secretary of Fiserv, Inc., a Wisconsin corporation (the “Company”). My opinion has been requested with respect to the Registration Statement on Form S-8 (as it may be amended from to time, the “Registration Statement”) being filed in connection with the up to 25,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which are proposed to be issued pursuant to the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”). The Company is filing the Registration Statement with the U.S. Securities and Exchange Commission with respect to the Shares.

In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the Shares have been duly issued pursuant to the terms and conditions of the ESPP and as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Wisconsin, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Lynn S. McCreary
Lynn S. McCreary
Chief Legal Officer and Secretary